As filed with the Securities & Exchange Commission on February 26,1997
                                                      Registration No. 333-21929
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------


                                    FORM S-3/A-1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                                HEALTHWATCH, INC.
               (Exact name of issuer as specified in its charter)

            Minnesota                                    84-0916792
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                                 2445 CADES WAY
                             VISTA, CALIFORNIA 92083
                                 (619) 598-4333
          (Address and telephone number of principal executive offices)
                            -------------------------

                               Lindley S. Branson
                                HealthWatch, Inc.
                                 2445 Cades Way
                             Vista, California 92083
                                 (619) 598-4333
            (Name, address and telephone number of agent for service)

                            -------------------------

Approximate date of commencement of proposed sale to the public:As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

Title of                Amount          Proposed maximum            Proposed maximum             Amount of
securities to           to be           offering price              aggregate offering           registration
be registered         registered        per share (1)               price (1)                    fee  (1)

Common Stock,            500,000              $2.3125                   $1,156,250                  $350.38
$.07 par value           Shares


-------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of Regulation C as of the close of the market on February 11, 1997.


                         -------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.




                 Subject to Completion, dated February 26, 1997






                                HEALTHWATCH, INC.



         The shares offered hereby are 500,000 shares (the "Shares") of Common Stock, $.07 par value ("Common Stock"), of HealthWatch, Inc. ("HealthWatch" or the "Company"), issued upon conversion of an aggregate of 166,666 2/3 shares of the Company's Series B Convertible Preferred Stock ("Series B Stock"), which may be sold from time to time by various selling shareholders (the "Selling Shareholders") for their own accounts. The Company has been advised that the Selling Shareholders may from time to time sell the Shares to or through brokers or dealers in one or more transactions, on the Nasdaq Small Cap Market or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

         The Company's Common Stock is listed on the Nasdaq Small Cap Market under the symbol HEAL. On February 11, 1997, the last reported sale price of Common Stock, as reported on the Nasdaq Small Cap Market, was $2.3125 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Since the Common Stock registered hereunder is being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Common Stock or the proceeds to the Selling Shareholders. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and the Company is obligated to pay the expenses of this offering, which are estimated at $4,000. The Selling Shareholders will pay their own expenses in connection with sales of the Common Stock. The Selling Shareholders and any brokers or dealers executing selling orders on their behalf may be deemed "underwriters" within the meaning of the Act, in which event the usual and customary selling commissions which may be paid to the brokers or dealers may be deemed to be underwriting commissions under the Act. There can be no assurance that any or all of the Shares registered hereunder will be sold. See "PLAN OF DISTRIBUTION."




                The date of this Prospectus is February 27, 1997.



                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In additon, the Commission maintains a web site (address http://www.sec.gov) on the Internet that contains reports, proxy statements and other information for companies like HealthWatch which file electronically.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Company and its securities, reference is made to such Registration Statement and to the exhibits filed as part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-11476), are incorporated by reference in this registration statement:

                  (a) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1996.

                  (b) The Company's Quarterly Reports for the quarters ended September 30, 1996 and December 31, 1996.

                  (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus. Requests may be directed to Lindley S. Branson, President, HealthWatch, Inc., 2445 Cades Way, Vista, California 92083, (619) 598-4333.

                       THE COMPANY AND RECENT DEVELOPMENTS

         HealthWatch develops, manufactures and markets medical products, including the PACER, a new infusion therapy ("IV") device, Cambridge electrocardiograph stress test systems and Life Sciences vascular diagnostic systems. The Company's primary focus since 1993 has been on the development of the PACER. The PACER, which is less expensive, smaller and lighter and easier to use than most competing infusion therapy devices, was introduced to the marketplace during fiscal 1996.

         Prior to the introduction late in the 1980's of diagnostic-related groups ("DRGs"), health-care providers were generally compensated for their services on a cost-plus basis. In this environment, product features and technology drove product purchase decisions, even if the benefits derived from the added features and higher technology did not justify the higher cost. With the advent of DRGs and managed care, third-party payors shifted their payment policies toward fixed fees for services rendered or capitated payment arrangements whereby providers were reimbursed a fixed amount for patients serviced by their organizations. In today's health-care environment, providers are required to focus on cost, to carefully match patient benefits with the cost of the services provided.

         HealthWatch's strategy is to develop and market medical products designed to improve the cost-effective delivery of high-quality health care. The PACER, the Company's first infusion therapy product, enables hospitals, long-term care facilities, home-care agencies and others to maintain the quality of the IV therapy they provide while also reducing significantly the cost of such services. These cost savings are achieved both due to the PACER'S substantially lower price than the price of most competing IV systems and because the PACER can be used with generic IV tubing which usually is substantially less expensive than proprietary dedicated IV tubing required to be used with most competing systems.

         Markets for the Company's Cambridge and Life Services diagnostic products have been adversely affected by efforts to contain health-care costs as well as by the efforts of many hospitals and other health-care institutions to reduce their costs by consolidating operations with the operations of other institutions. This consolidation has resulted in fewer customers for these diagnostic products and for delays in obtaining purchase orders from institutions which are evaluating possible consolidations. In contrast, the Company believes that its IV products will benefit from the health-care industry's focus on reducing costs, as these products are less expensive and easier to use than most competing products.

         On November 14, 1996, the Company agreed to issue 200,000 Units of its securities, for a purchase price of $2.25 per Unit ($450,000 in the aggregate). Each Unit consisted of one share of Series B Convertible Preferred Stock and three Warrants, each Warrant representing the right to acquire one share of the Company's Common Stock at $2.00 per share. Each share of Preferred Stock is convertible into three shares of the Company's Common Stock. The agreement for the issuance of the Units contemplates that 300,000 additional Units ($675,000 aggregate purchase price) will be purchased on the same terms as those subscribed for effective November 14, 1996, before March 15, 1997. As of February 13, 1997, 366,666 2/3 of the 500,000 units had been purchased, and all of the Series B Preferred Stock issued in connection with such purchases have been or are in the process of being converted into 1,100,000 shares of Common Stock.

         References herein to "HealthWatch" or the "Company" include HealthWatch and its consolidated subsidiaries and their predecessors unless the context indicates otherwise. HealthWatch was incorporated in the state of Minnesota in 1983. Except as otherwise noted, all information in this report has been adjusted to reflect a seven-for-one reverse split of the Company's Common Stock effective as of May 13, 1996.

         HealthWatch's executive offices are located at 2445 Cades Way, Vista, California 92083, telephone number (619) 598-4333.


                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Shares of Common Stock offered hereby.

         DECLINE IN REVENUES; RECENT OPERATING LOSSES. The Company's product sales have declined in each of the past three fiscal years, compared to the prior fiscal year, primarily due, the Company believes, to the uncertainty in the medical community regarding the effects of various proposals for health-care reforms, consolidations and mergers of health-care institutions, continued increased price competition and the Company's lack of sufficient working capital to adequately fund marketing and product enhancement efforts. In view of the Company's belief that there is substantially more potential for its IV products than for its diagnostic products, HealthWatch intends to concentrate its efforts on the marketing of the PACER, its first IV product. While marketing of the PACER has begun, the Company does not expect to be able to produce and ship significant quantities of the PACER until the first six months of calendar 1997. The Company's sales may, therefore, continue to decrease for the next six or more months.

         The Company has incurred losses from operations in each of its last three fiscal years. The Company expects to continue to incur losses from operations until it is able to generate significant sales of the PACER. The PACER is in the initial marketing stage and there can be no assurance that the Company will be able to realize significant revenues from the sale of the PACER. There can be no assurance that the Company will be able to operate at a profit in the future.

         NEED FOR ADDITIONAL FINANCING. The Company will need additional debt or equity capital to sustain its operations during the next twelve months. In the event that the Company is unable to raise additional capital, it will be required to defer producing IV or other products, to sell certain assets or enter into joint ventures with or grant licenses to other companies with respect to one or more of its products and/or further reduce its operations in order to sustain operations. There can be no assurance that the Company could, if it were required to do so to sustain operations, sell any such assets or enter into any such joint venture or grant any such license, if at all, on terms acceptable to the Company.

         NEW BUSINESS VENTURE; UNPROVEN PRODUCTS. In September 1993, the Company completed the acquisition of Metamed, Inc., a development-stage company. The Metamed acquisition represented a significant new business venture for HealthWatch, and the Company's ability to successfully develop this business is subject to all of the risks inherent in the establishment of a new business. HealthWatch had not previously been engaged in the infusion therapy business and Metamed had only a limited history of operations and had not generated any revenues.

         HealthWatch believes that the Metamed acquisition is of strategic importance because it offers the Company the opportunity to expand its product offerings to include medical products which it believes will be less sensitive than its existing diagnostic products to current market pressures and uncertainties, as the Company's infusion therapy products are expected to be not only easier to use but also less costly than existing competing products. While the first IV product, the PACER, an IV controller, has recently been introduced, there can be no assurance that it will achieve wide acceptance in the marketplace. Efforts to obtain required governmental approvals for additional products based on the proprietary technology may be costly and require significant time and additional effort on behalf of the Company which could further deplete the Company's limited resources and delay the introduction of additional IV products. There can be no assurance that the Company will be able to obtain necessary governmental approvals for additional IV products or that any products based on the proprietary technology can be successfully introduced to the marketplace.

         DEPENDENCE ON SUPPLIERS; WORKING CAPITAL REQUIREMENTS. Certain raw materials for the Company's products, particularly its new IV product, are available from only one or a limited number of suppliers, require that orders be placed 60 days or more in advance of the desired delivery date and may be available to the Company only if it places significant orders which represent several months or more of the Company's projected needs for such materials. The need to purchase significant quantities of these materials in advance of their use substantially increases the Company's working capital requirements.

         There can be no assurance that the Company's current suppliers for these products will continue to supply them to the Company. While alternative sources for such items are generally available, the Company could be required to redesign its products in order to be able to use the alternative materials provided by these additional suppliers. Any such redesign of the Company's products could be expensive and time consuming and could require six or more months to complete.

         DEPENDENCE ON NEW OR IMPROVED PRODUCTS; TECHNOLOGICAL CHANGES. In general, the medical products industry is subject to rapid and significant technological changes and frequent introduction of new competitive products. To respond to these expected changes and to improve or sustain the marketability of its products, the Company will be required to commit substantial investments in product improvement and development in order to periodically enhance its existing products and successfully introduce new products. There can be no assurance that the Company will either have the resources required to make such investments or, assuming it has the required resources, be able to respond adequately to changes in technology or changes in the markets for its products. The development of new products or technologies by other firms could have a material adverse effect on the Company's business. In addition, to the extent that the Company seeks to develop new products, there can be no assurance that such products will be successfully developed or, if developed, that such products will be successfully introduced to the marketplace.

         LENGTH OF SALES CYCLE; LIMITED SALES AND MARKETING EXPERIENCE. The decision to purchase IV equipment is often an enterprise-wide decision by prospective hospitals or other health-care customers and may require the Company to engage in a lengthy evaluation/purchase-sales cycle. The sales cycle for IV instruments can range from three to nine months or more. The sales cycle may also be subject to a prospective customer's budgetary constraints and internal acceptance reviews, over which the Company has little or no control. Consequently, if sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. If a larger order is delayed or lost to a competitor, the Company's revenues for that quarter could be materially diminished.

         The Company has limited experience in the areas of sales, marketing and distribution. The Company's sales and marketing staff will require additional personnel in the future. There can be no assurance that the Company will be able to build an adequate sales and marketing staff, that establishing such a sales and marketing staff will be cost-effective, or that the Company's sales and marketing efforts will be successful.

         LIMITED AVAILABILITY OF PROPRIETARY PROTECTION. The Company historically has relied upon a combination of copyright, trade secret and nondisclosure and other contractual provisions to protect its proprietary rights. While the Company's licensed IV technology includes a U.S. patent, this patent may not provide significant protection with respect to the development of a competing product with capabilities similar to the Company's initial IV product. Notwithstanding the Company's efforts to protect its proprietary rights, it may be possible for competitors of the Company to imitate the Company's products or develop independently competing products.

         Disputes regarding the Company's intellectual property could force the Company into expensive and protracted litigation or costly agreements with third parties. An adverse determination in a judicial or administrative proceeding or failure to reach an agreement with a third party regarding intellectual property rights could prevent the Company from manufacturing and selling certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         COMPETITION. There are many companies that produce equipment which competes with the Company's products, particularly its cardiology and current and proposed infusion therapy products. Most of the Company's competitors have substantially greater financial and marketing resources than the Company. Three companies account for a substantial portion of the market for ECG products similar to those sold by HealthWatch, and a few companies account for over 80% of the U.S. market for infusion therapy systems. All of such companies are substantially larger than HealthWatch. The Company expects that these competitors will continue to compete aggressively with tactics such as offering volume discounts based on "bundled" purchases of a broader-range of medical equipment and supplies, a tactic that the Company is unable to pursue except on a joint venture basis. There can be no assurance that such competition will not adversely affect the Company's results of operations or its ability to maintain or increase sales and market share. Competition could require that the Company commit significantly greater resources to the introduction of its IV products than would otherwise be required.

         The market for infusion therapy products is affected by continuing improvements and enhancements in technology. There can be no assurance that the Company's competitors or potential competitors will not succeed in developing or marketing products that provide more desirable characteristics, or are more effective or less expensive than those developed or marketed by the Company. In addition, technological advances in drug delivery systems, the development of therapies that can be administered by methods other than infusion therapy, and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact the Company's business.

         LIMITED ASSEMBLY EXPERIENCE. The Company's products are currently assembled by the Company at its facility. To be successful, the Company must assemble its products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable assembly costs. The Company has limited experience assembling its products in large commercial quantities. There can be no assurance that the Company will be able to assemble products in large commercial quantities on a timely basis and at an acceptable cost. If the Company becomes unable to assemble the PACER at its facility in a timely and efficient manner, the Company's ability to supply product to its customers may be adversely affected until such time as the Company is able to establish alternative assembly arrangements.

         DEPENDENCE ON THIRD-PARTY REIMBURSEMENT. The Company's products are generally purchased by health-care providers, which then seek reimbursement from various public and private third-party payors, such as Medicare, Medicaid and indemnity insurers, for health-care services provided to patients. Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. The Health Care Financing Administration of the United States Department of Health and Human Services ("HCFA"), which administers Medicare, and most private insurance companies do not provide reimbursement for services that they determine to be experimental in nature or that are not considered "reasonable and necessary" for diagnosis or treatment. Many private insurers are influenced by HCFA actions in making their own coverage decisions on new products or services. There can be no assurance that third-party reimbursement for the services provided using the Company's products will continue to be available to its customers or that any such reimbursement will be adequate. Disapproval of, or limitations in, coverage by HCFA or other third-party payors could materially and adversely affect market acceptance of the Company's products which could, in turn, have a material adverse affect on the Company's business, financial condition and results of operations.

         GOVERNMENT REGULATION. The medical devices manufactured and marketed by the Company are subject to regulation by the FDA and, in some instances, by state and foreign authorities. Pursuant to the Federal Food, Drug, and Cosmetic Act (the "FFDCA") and the regulations promulgated thereunder, the FDA regulates the clinical testing, manufacture, packaging, labeling, distribution and promotion of medical devices.

         Pursuant to the FFDCA, medical devices intended for human use are classified into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to good manufacturing practice ("GMP") regulations) and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval ("PMA") from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices). Electronic infusion devices are classified by the FDA as Class II medical devices.

         If a new Class II medical device is substantially equivalent in terms of safety and effectiveness to a medical device already legally marketed in the United States, the FDA requirements may be satisfied through a procedure known as a "510(k) Submission," in which the applicant provides product information supporting its claim of substantial equivalency.

         The Company received 510(k) clearance to begin marketing the PACER in the United States in April 1994.

         The FFDCA requires the filing of a new 510(k) Submission when, among other things, there is a major change or modification in the intended use of the device or a change or modification, including product enhancements, to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission. The Company does not believe that changes made to the PACER since the original 510(k) Submission require a new 510(k) Submission for the Pacer. However, there can be no assurance that the FDA would agree with the Company's determination.

         The Company has recently filed a new 510(k) Submission for the PACER in order to incorporate two new features, an automatic flow stop and an increased rate range for infusions. Additional product modifications, including new software features, that the Company may develop in the future will likely require 510(k) clearance if the modifications could affect the safety or efficacy of the Company's products. There can be no assurance that the Company will obtain 510(k) clearance on a timely basis, if at all, for any device modification for which it files a future 510(k) Submission. If 510(k) clearance is granted, there can be no assurance that it will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

         Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA and certain state agencies. The FFDCA requires devices to be manufactured in accordance with GMP regulations which impose certain process, procedure and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA has proposed changes to the GMP regulations which, if finalized, would likely increase the cost of complying with GMP requirements. The Company believes that its manufacturing and quality control procedures substantially conform to the requirements of FDA regulations.

         In addition, the Medical Device Reporting ("MDR") regulation obligates the Company to inform the FDA whenever there is reasonable evidence to suggest that one of its devices may have caused or contributed to death or serious injury, or where one of its devices malfunctions and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury.

         Labeling and promotion activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses.

         If, as a result of FDA inspections, MDR reports or information derived from any other source, the FDA believes the Company is not in compliance with the law, the FDA can refuse to clear pending 510(k) Submissions; withdraw previously cleared 510(k) Submissions; require notification to users regarding newly found unreasonable risks; request repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; impose civil penalties; or institute legal proceedings to detain or seize products, enjoin future violations, or seek criminal penalties against the Company, its officers or employees. Civil penalties for FFDCA violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Civil penalties may range up to $15,000 per violation for violations of the FFDCA, and a maximum of $1,000,000 per proceeding. Civil penalties may not be imposed for GMP violations, unless the violations involve a significant or knowing departure from the requirements of the FFDCA or a risk to public health. The FDA provides manufacturers with an opportunity to be heard prior to the assessment of civil penalties. If civil penalties are assessed, judicial review is available.

         The Company intends to export, its products to Europe, Japan and other foreign countries. Exports of products that have market clearance from the FDA in the United States do not require FDA authorization for export. However, foreign countries often require, among other things, an FDA certificate for products for export (a "CPE"). To obtain a CPE the device manufacturer must certify to the FDA that the product has been granted clearance in the United States and that the manufacturing facilities appeared to be in compliance with GMPs at the time of the last FDA inspection. The FDA will refuse to issue a CPE if significant outstanding GMP violations exist.

         International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements, and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The Company plans to use distributors to assist in obtaining any necessary foreign governmental and regulatory approvals. The Company does not currently have its products registered or approved in any countries requiring an extensive registration or approval process and has, therefore, not sold any products in such countries.

         The Company has recently received Underwriters Laboratory, Inc. product recognition under UL 544, Standard for Medical and Dental Equipment for the PACER. To maintain "UL" status, the Company will be subject to quarterly inspections by Underwriters Laboratory, Inc.

         The Company and its products are also subject to a variety of state and local laws and regulations in those states or localities where its products are or will be marketed. Use of the Company's products is subject to inspection, quality control, quality assurance, proficiency testing, documentation and safety reporting standards promulgated by JCAHO. Various states and municipalities may also have similar regulations.

         Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations.

         PRODUCT LIABILITY EXPOSURE. Manufacturers of medical devices face the possibility of substantial liability for damages in the event that the use of their products is alleged to have resulted in adverse effects to a patient. The Company maintains product liability insurance with coverage limits of $1.0 million per occurrence with an annual aggregate policy limit of $1.0 million. The Company's product liability insurance provides coverage only for products currently manufactured and distributed. There can be no assurance that liability claims will not exceed the limits of such coverage or that such insurance will continue to be available on commercially reasonable terms or at all. Furthermore, the Company does not maintain insurance that would provide coverage for any costs or losses resulting from any required recall of its products due to alleged defects, whether instituted by the Company or a regulatory agency.

         CHANGES IN HEALTH-CARE INDUSTRY. The health-care industry is experiencing significant pressure to reduce costs. While the Company cannot predict what effect any proposals to contain health-care costs may have on its business, such proposals, if enacted, could have a material adverse effect on portions of its business, particularly its diagnostic instruments business. In order to reduce costs and to improve utilization of facilities, many health-care organizations have consolidated or merged or are considering consolidating or merging their operations or portions of their operations with the operations of other health-care organizations. The consolidation and merging of health-care organizations has reduced and can be expected to continue to reduce the number of potential purchasers for the Company's products, particularly its diagnostic instruments.

         LIMITATIONS ON BROKER-DEALER SALES OF COMPANY COMMON STOCK; APPLICABILITY OF "PENNY STOCK RULES". Federal regulations under the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less than $5.00 are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, during the time in which the Common Stock is quoted on the Nasdaq SmallCap Market and is priced below $5.00 per share, trading of the Common Stock is subject to the provisions of Section 15(b)(6) of the Exchange Act which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the Company's Common Stock and purchasers of the shares of Common Stock may have difficulty in selling their shares in the future in the secondary trading market.

         In the event that the Company's Common Stock is delisted from the Nasdaq SmallCap Market and the Company fails other relevant criteria, trading of the Common Stock would be subject to the full range of the Penny Stock Rules. Under these rules, broker-dealers must take certain steps prior to selling a "penny stock," which steps include: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; and (iii) providing the investor a written identification of the shares being offered and in what quantity. If the Penny Stock Rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. Accordingly, delisting from the Nasdaq SmallCap Market and the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell the Company's Common Stock and purchasers of the shares of Common Stock may have difficulty in selling their shares in the future in the secondary trading market.

         POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES. As of February 10, 1997, there were 2,911,144 shares of Common Stock reserved for issuance upon the exercise of stock purchase warrants or options or the conversion of Debentures. To the extent the trading price of the Company's Common Stock at the time of exercise or conversion of any such warrants, options or Debentures exceeds the exercise or conversion prices, any such exercise or conversion will have a dilutive effect on the Company's shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information with respect to the offering and the ownership of Common Stock by the Selling Shareholders as of February 13, 1997.


                                                                                             Percentage of
                         Shares of Common                     Shares of Common                Common Stock
                            Stock Owned                          Stock Owned               Owned Beneficially
   Name of Selling         Beneficially          Shares      Beneficially After          ---------------------
     Shareholder        Before Offering(1)   Offered Hereby      Offering(1)       Before Offering    After Offering
     -----------        ------------------   --------------      -----------       ---------------    --------------

Michael Friess                100,000          100,000                 0                 3.3%               0%

Galaxy Investments,           100,000          100,000                 0                 3.3%               0%
Inc.

Roseann Wexler                100,000          100,000                 0                 3.3%               0%

Republic National Trading,    100,000          100,000                 0                 3.3%               0%
Inc.

RTM Investment Group          100,000          100,000                 0                 3.3%               0%





                              PLAN OF DISTRIBUTION

         The Company has been advised that the Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) in privately negotiated transactions not involving a broker or dealer. In effecting sales, brokers or dealers engaged to sell Shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell Shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and it is anticipated that the brokers or dealers, if any, participating in the sales of such securities will receive the usual and customary selling commissions.


                                  LEGAL MATTERS

         The legality of the Common Stock will be passed upon for the Company by the firm of Gray, Plant, Mooty, Mooty & Bennett, P.A. A member of such firm owns 58,571 shares of Common Stock and warrants and stock options representing the right to acquire an aggregate of 368,571 shares of Common Stock.


                                     EXPERTS

         The audited financial statements of the Company for the years June 30, 1996 and 1995, which are incorporated by reference herein have been examined and reported on by Silverman Olson Thorvilson & Kaufmann, Ltd., as indicated in their reports with respect thereto, and are incorporated by reference, in reliance upon the authority of said firm as experts in accounting and auditing.


                                     PART II
                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses of the Company in connection with the sale and distribution of the Common Stock being registered. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.


Securities and Exchange Commission fee                 $   350.38
Accounting fees and expenses                               500.00
Legal fees and expenses                                    500.00
Transfer Agent fees                                        500.00
Miscellaneous                                            2,149.62
                                                         --------
         TOTAL                                          $4,000.00


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer or employee of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. The Company's Articles and Bylaws provide for indemnification of the Company's officers, directors, employees and agents to the fullest extent permitted by law.

         In addition, the Company's Articles of Incorporation eliminate certain personal liability of the directors of the Company for monetary damages for certain breaches of directors' fiduciary duties as permitted by Minnesota Statutes Section 302A.251.


ITEM 16.  EXHIBITS



             4.1     Specimen form of the Company's Common Stock certificate (1).
             4.2     HealthWatch, Inc. Stock Option Plan of 1989 (2).
             4.3     Form of Incentive Stock Option Agreement (2).
             4.4     Form of Nonstatutory Stock Option Agreement (2).
             4.5     HealthWatch, Inc. Stock Option Plan of 1993 (3).
             4.6     HealthWatch, Inc. Stock Option Plan of 1995 (4).
             4.7     HealthWatch, Inc. 1995 Stock Bonus and Salary Deferral Plan (4).
             4.8     Subscription and Purchase Agreement dated as of the 14th day of August 1992 between the Company and the Purchasers of the Company's 10%
                     convertible senior debentures due 1997 (including as an
                     appendix thereto the form of the debenture certificate)
                     (5).
             4.9     Warrant Agreement dated May 19, 1995 between the Company and Corporate Stock
                     Transfer, Inc. (6).
             4.10    Form of Loan and Standby Purchase Agreement (6).
             4.11    Exchange Agreement for Preferred Stock and Stock Purchase Warrant (6).
             4.12    Form of Subscription and Purchase Agreement, including form of Warrant (7)
             4.13    Form of Preferred Stock Subscription and Purchase Agreement dated November
                     13, 1996, including exhibits thereto - filed herewith.
             5.1     Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. - filed herewith.
            23.1     Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see Exhibit 5.1).
            23.2     Consent of Silverman Olson Thorvilson & Kaufmann, Ltd.--filed herewith.
----------------


(1) Incorporated herein by reference to Registration Statement, Form S-18 (File No. 2-85688D).

(2) Incorporated herein by reference to Registration Statement, Form S-2 (File No. 33-42831).

(3) Incorporated herein by reference to Registration Statement, Form 10-KSB, for the year ended June 30, 1994 (File No. 0-11476).

(4) Incorporated herein by reference to Registration Statement, Form 10-KSB, for the year ended June 30, 1996 (File No. 0-11476).

(5) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-73462).

(6) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-88126).

(7) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 333-09107).

(8) Incorporated herein by reference to Quarterly Report, Form 10-QSB, for the quarter ended September 30, 1996 (File No. 0-11476).

ITEM 17.  UNDERTAKINGS

         A.       The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on February 26, 1997.


                         HEALTHWATCH, INC.


                         By /s/ Lindley S. Branson
                                Lindley S. Branson
                       President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below on the 26th day of February, 1997, by the following persons in the capacities indicated:


/s/ Lindley S. Branson            President, Chief Executive Officer and Chief
Lindley S. Branson                Financial Officer (Principal Executive and
                                  Financial Officer)

/s/ Annette D. Agner              Controller (Principal Accounting Officer)
Annette D. Agner


/s/ Sanford L. Schwartz*          Director
Sanford L. Schwartz

/s/ Kenneth A. Selzer, M.D.*      Director
Kenneth A. Selzer, M.D.

*By Lindley S. Branson, attorney in fact


                                HEALTHWATCH, INC.
                                    FORM S-3
                                INDEX TO EXHIBITS


                                                                                                 Page No.

             4.1     Specimen form of the Company's Common Stock certificate (1).                    --

             4.2     HealthWatch, Inc. Stock Option Plan of 1989 (2).                                --

             4.3     Form of Incentive Stock Option Agreement (2).                                   --

             4.4     Form of Nonstatutory Stock Option Agreement (2).                                --

             4.5     HealthWatch, Inc. Stock Option Plan of 1993 (3).                                --

             4.6     HealthWatch, Inc. Stock Option Plan of 1995 (4).                                --

             4.7     HealthWatch, Inc. 1995 Stock Bonus and Salary Deferral Plan (4).                --

             4.8     Subscription and Purchase Agreement dated as of the 14th day of                 --
                     August 1992 between the Company and the Purchasers of the
                     Company's 10% convertible senior debentures due 1997 (including as an appendix thereto the form of the debenture certificate) (5).

             4.9     Warrant Agreement dated May 19, 1995 between the Company and                    --
                     Corporate Stock Transfer, Inc. (6).

             4.10    Form of Loan and Standby Purchase Agreement (6).                                --

             4.11    Exchange Agreement for Preferred Stock and Stock Purchase Warrant               --
                     (6).

             4.12    Form of Subscription and Purchase Agreement, including form of                  --
                     Warrant (7).


             4.13    Form of Preferred Stock Subscription and Purchase Agreement dated               --
                     November 6, 1996, including exhibits thereto - filed herewith.

             5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.-filed with original registration statement.


            23.1     Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see Exhibit
                     5.1).

            23.2     Consent of Silverman Olson Thorvilson & Kaufman, Ltd.-filed herewith.
--------------------

(1)      Incorporated herein by reference to Registration Statement, Form S-18
         (File No. 285688D).

(2)      Incorporated herein by reference to Registration Statement, Form S-2
         (File No. 33-42831).

(3)      Incorporated herein by reference to Registration Statement, Form
         10-KSB, for the year ended June 30, 1994 (File No. 0-11476).

(4)      Incorporated herein by reference to Registration Statement, Form
         10-KSB, for the year ended June 30, 1996 (File No. 0-11476).

(5)      Incorporated herein by reference to Registration Statement, Form SB-2
         (File No. 33-73462).

(6)      Incorporated herein by reference to Registration Statement, Form SB-2
         (File No. 33-88126).

(7)      Incorporated herein by reference to Registration Statement, Form SB-2
         (File No. 333-09107).

(8) Incorporated herein by reference to Quarterly Report, Form 10-QSB for the quarter ended September 30, 1996.
